This Supplement relates to                          Registration Nos. 333-51173,
the Prospectus for offers                           33-58865 and 33-64071.
and sales of Common Stock                           This filing is made pursuant
dated April 28, 1998.                               to Rule 424(b)(3) and (c)
                                                    under the Securities Act of
                                                    1933, as amended.




                                 1999 SUPPLEMENT
                          To Prospectus for Offers and
                            Sales of Common Stock of
                              Fortune Brands, Inc.
                         By Certain Selling Stockholders


         This Supplement dated April 26, 1999 to the Prospectus dated April 28, 1998 relating to offers and sales of Award Shares and DCP Shares by certain Selling Stockholders of Fortune Brands, Inc. contains certain current information that may change from year to year. The Supplement will be updated annually and will be delivered to each Selling Stockholder. Each current Supplement should be kept with the Prospectus in the Selling Stockholder's important papers. Selling Stockholders who received the April 28, 1998 Prospectus will not be sent additional copies of the Prospectus in subsequent years unless the information in the Prospectus is required to be amended or unless a Selling Stockholder requests an additional copy by writing to the Secretary, Fortune Brands, Inc., 1700 East Putnam Avenue, Old Greenwich, Connecticut 06870. Capitalized terms used in this Supplement have the meanings set forth in the Prospectus.

         1. Date. The date of this Supplement is April 26, 1999.

         2. Information Regarding Selling Stockholders and Award Shares and DCP Shares Covered by the Prospectus. The Prospectus covers 4,640,824 Award Shares that have been or may be acquired upon exercise of incentive stock options or nonqualified stock options granted pursuant to the Employee Plans and the Director Plan, or upon exercise of stock appreciation rights granted under the Employee Plans in respect of options, or pursuant to performance awards, awards of restricted stock or other stock-based awards, and dividend equivalents earned thereon, under the 1990 Plan, and held by the Selling Stockholders as of February 11, 1999 and 50,773 DCP Shares that have been or may be acquired pursuant to the Defined Contribution Plan, and held on December 31, 1998 by the Trustee of the Defined Contribution Plan.

         There are set forth in the following table opposite the name of each of the Selling Stockholders (1) under the heading "Shares of Common Stock beneficially owned", the shares of Common Stock of the Company beneficially owned by the Selling Stockholder on February 11, 1999 (except, as stated in Note
(c) below, beneficial ownership is disclaimed as to certain shares), including shares of Common Stock (if any) of which the Selling Stockholder had the right on such date to acquire beneficial ownership pursuant to the exercise on or before April 12, 1999 of options granted by the Company, plus the number (if any) of shares of Common Stock held on December 31, 1998 by the Trustee of the Defined Contribution Plan that is equivalent as of that date to the Selling Stockholder's undivided proportionate beneficial interest in all such shares;
(2) under the heading "DCP Shares", the number (if any) of shares of Common Stock held on December 31, 1998 by the Trustee of the Defined Contribution Plan that is equivalent as of that date to the Selling Stockholder's undivided proportionate beneficial interest in all such shares and offered by the Prospectus; (3) under the heading "Award Shares acquired or which may be acquired and offered", the shares of Common Stock which have been acquired pursuant to performance awards, awards of restricted stock or other stock-based awards, and dividend equivalents earned thereon, if any, or upon the exercise of options and stock appreciation rights, or may be acquired by the Selling Stockholder pursuant to performance awards or other stock-based awards, and dividend equivalents earned thereon, if any, or upon the exercise of options and stock appreciation rights outstanding as of February 11, 1999 and offered by the Prospectus;

and (4) under the heading "Shares of Common Stock to be owned after completion of the offering", the shares of Common Stock to be beneficially owned by the Selling Stockholder after completion of the offering, based on the number of shares owned on February 11, 1999. Certain options granted pursuant to the Employee Plans and the Director Plan may be transferred to a member of a Selling Stockholder's immediate family or to a trust for the benefit of such immediate family members. The names of such transferees and the number of Award Shares that may be offered by them under this prospectus will be included in a supplement when such information becomes known. The information as to security holdings is based on information received by the Company from the Selling Stockholders, from the Compensation and Stock Option Committee, the Nominating and Corporate Governance Committee and the Corporate Employee Benefits Committee of the Company, and from the Trustee of the Defined Contribution Plan, and has been adjusted to reflect (i) the spin-off of Gallaher Group Plc, effective May 30, 1997 and (ii) two-for-one stock splits in the form of 100% stock dividends, at a rate of one additional share of Common Stock for each share of Common Stock issued, effective September 10, 1986 and October 9, 1990, respectively. Shares of Common Stock have attached thereto certain preferred stock purchase rights distributed by the Company as a dividend on December 24, 1997.

                                                                                           (3)            (4)
                                                                                          Award        Shares of
                                                                                          Shares        Common
                                                                (1)                    acquired or       Stock
                                                             Shares of                    which          to be
                                                              Common                      may be         owned
                                    Present principal          Stock         (2)         acquired        after
                                       positions or         beneficially     DCP           and        completion
                                     offices with the          owned       Shares        offered      of offering
     Selling Stockholder          Company or affiliates      (a)(b)(c)       (a)          (b)(d)          (c)

----------------------------    ------------------------     -----------   -------     ------------   -------------
Eugene R. Anderson.........     Director                        13,781         -0-         5,217          10,564

Patricia O. Ewers..........     Director                         5,481         -0-         5,217           2,264

Thomas C. Hays.............     Director; Chairman of        1,064,136     10,443      1,324,093          31,278
                                  the Board and Chief
                                  Executive Officer
John W. Johnstone, Jr. ....     Director                         6,181         -0-         5,217           2,964

Sidney Kirschner...........     Director                         2,864         -0-            -0-          2,864

Gilbert L. Klemann, II.....     Director; Executive Vice       347,465      3,203        441,778           3,205
                                  President - Corporate
Gordon R. Lohman...........     Director                         4,717         -0-         5,217           1,500

John T. Ludes..............     Director; Vice Chairman        553,192      3,701        700,774          16,392

Charles H. Pistor, Jr......     Director                         4,864         -0-            -0-          4,864

Eugene A. Renna............     Director                         1,170         -0-            -0-          1,170

Anne M. Tatlock............     Director                         5,699         -0-         5,217           2,482




                                       2


John W. Thompson...........     Director                         5,004         -0-         5,217           1,787

Norman H. Wesley...........     Director; President and        378,963         -0-       489,409              -0-
                                 Chief Operating Officer

Peter M. Wilson............     Director                         2,622         -0-         2,000           2,622

Dudley L. Bauerlein, Jr....     Senior Vice President          272,606     15,191        312,996          15,191
                                  and Chief Financial
                                  Officer

Louis F. Fernous, Jr.......     Vice President and             124,387         -0-       136,189          10,800
                                  Secretary

Mark Hausberg..............     Vice President and              76,288        956        103,293           1,356
                                  Treasurer

Anne C. Linsdau............     Vice President -                11,300         -0-        33,350              -0-
                                  Human Resources

Craig P. Omtvedt...........     Senior Vice President          113,247      1,931        167,516           1,931
                                  and Chief Accounting
                                  Officer

Mark A. Roche..............     Senior Vice President          164,236      4,799        212,187           4,799
                                  and General Counsel

Kenton R. Rose.............     Vice President and              64,127         -0-        85,149             178
                                  Associate General
                                  Counsel

Robert J. Rukeyser.........     Senior Vice President -        449,588      7,354        509,946           7,754
                                  Corporate Affairs

Steven J. Siegler..........     Vice President - Taxes          78,537      3,195         90,842           3,195



----------

       * Positions are those with the Company, unless otherwise indicated. Each of the Selling Stockholders has been a director or officer of the Company or a subsidiary of the Company for the past three years, except for Mr. Renna, who has been a director since July 28, 1998; Ms.

Tatlock, who has been a director since February 27, 1996; Mr. Thompson, who has been a director since November 19, 1996; Mr. Omtvedt, who was Vice President - Deputy Controller and Chief Internal Auditor of the Company from January 1, 1996 through December 31, 1996, was Vice President and Chief Accounting Officer from January 1, 1997 through December 31, 1997 and has been Senior Vice President and Chief Accounting Officer since January 1, 1998; Mr. Roche, who was Vice President and Associate General Counsel of the Company from January 1, 1996 through December 31, 1997, was Vice President and General Counsel from January 1, 1998 through December 31, 1998 and has been Senior Vice President and General Counsel since January 1, 1999; Mr. Rose, who has been Vice President and Associate General Counsel since January 1, 1999; and Mr. Siegler, who has been Vice President-Taxes since January 1, 1999.

         (a) The numbers of shares attributable to Company contributions under the Defined Contribution Plan included in the numbers shown in Columns (1) and
(2) are as follows:  Thomas C. Hays, 2,873;  Gilbert L. Klemann, II, 2,561; John
T. Ludes, 3,197; Dudley L. Bauerlein, Jr., 13,092; Mark Hausberg, 956; Craig P. Omtvedt, 1,045; Mark A. Roche, 3,323; Robert J. Rukeyser, 6,493; and Steven J. Siegler, 2,668. The number of shares attributable to employee contributions under such Plan included in the numbers shown in Columns (1) and (2) are as follows: Thomas C. Hays, 7,570; Gilbert L. Klemann, II, 642; John T. Ludes, 504; Dudley L. Bauerlein, Jr., 2,099; Craig P. Omtvedt, 886; Mark A. Roche, 1,476; Robert J. Rukeyser, 861; and Steven J. Siegler, 527.

         (b) The numbers of shares of which the Selling Stockholders had the right to acquire beneficial ownership pursuant to the exercise on or before April 12, 1999 of options granted by the Company included in the numbers shown in Columns (1) and (3) are as follows: Eugene R. Anderson, 3,217; Patricia O. Ewers, 3,217; Thomas C. Hays, 857,720; John W. Johnstone, Jr., 3,217; Gilbert L. Klemann, II, 329,170; Gordon R. Lohman, 3,217; John T. Ludes, 491,949; Ann M. Tatlock, 3,217; John W. Thompson, 3,217; Norman H. Wesley, 353,005; Dudley L. Bauerlein, Jr., 236,963; Louis F. Fernous, Jr., 98,395; Mark Hausberg, 71,470; Anne C. Linsdau, 11,300; Craig P. Omtvedt, 102,592; Mark A. Roche, 152,084; Kenton R. Rose, 63,949; Robert J. Rukeyser, 395,373; and Steven J. Siegler, 69,666. Inclusion of such shares does not constitute an admission by any Selling Stockholder that he is the beneficial owner of such shares.

         (c) To the best of the Company's knowledge, each Selling Stockholder has sole voting and investment power with respect to shares shown after his name in Columns (1), (2) and (4) above, other than with respect to the shares listed in Note (b) above and except as follows: Mr. Hays shares voting and investment power as a co-trustee of various family trusts with respect to 5,107 shares and with respect to which he disclaims beneficial ownership and Mr. Hays has no voting or investment power with respect to 4,000 shares held in trust for the benefit of his wife and with respect to which he disclaims beneficial ownership; Mr. Ludes has no voting or investment power with respect to 12,691 shares held in trust for the benefit of his wife and with respect to which shares he disclaims beneficial ownership; Mr. Pistor shares voting and investment power with his wife with respect to 2,300 shares; Mr. Fernous has no voting and investment power with respect to 10,800 shares held by his wife and with respect to which he disclaims beneficial ownership; and Mr. Hausberg shares voting and investment power with his wife with respect to 400 shares. The Trustee of the Defined Contribution Plan has agreed to vote the shares it holds in the Trust in accordance with instructions received from members of the Plan and shares as to which instructions are not received are voted by the Trustee proportionally in the same manner as shares as to which it has received instructions.

         (d) The numbers of shares in Column (3) include shares covered by performance awards granted under the 1990 Plan if the maximum performance goals to which such awards relate are met for the performance periods 1997-1999, 1998-2000 and 1999-2001. The number of shares of Common Stock so covered are as follows: Dudley L. Bauerlein, Jr., 24,881; Louis F. Fernous, Jr., 10,102; Mark Hausberg, 10,761; Thomas C. Hays, 116,235; Gilbert L. Klemann, II, 41,818; Anne
C. Linsdau, 6,450; John T. Ludes, 63,974; Craig P. Omtvedt, 23,700; Mark A. Roche, 22,050; Kenton R. Rose, 4,200; Robert J. Rukeyser, 30,412; Steven J. Siegler, 3,000; and Norman H. Wesley, 38,746. Inclusion of such shares does not constitute an admission by any Selling Stockholder that he is the beneficial owner of such shares.

         3. Market Price. The closing price per share of Common Stock of the Company on the New York Stock Exchange Composite Transactions on April 22, 1999 was $41.4375.

         4. Documents Incorporated by Reference. For further information concerning the Company and its subsidiaries, see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, which incorporates by reference certain information, including the Company's Consolidated Financial Statements contained in the Company's 1998 Annual Report to Stockholders, and see also its Proxy Statement for the Annual Meeting of Stockholders held on April 27, 1999, and its Current Reports on Form 8-K dated January 13, January 22, February 18 and April 23, 1999. Each of the foregoing is on file with the Securities and Exchange Commission.